Free Writing Prospectus to Prospectus dated August 11, 2015 Filed Pursuant to Rule 433 Registration Statement No. 333-205174

Be a Part of Walla Walla's Wine Future!

(At this time, this offering has been registered for sale to Oregon and Washington residents only.)



Together we will...

...plant a vineyard alongside those Cabernet Sauvignon visionaries at SeVein. Located on the Oregon side of the Walla Walla Valley, SeVein is a collection of some of the highest quality vineyard land in the world anchored by the renowned Seven Hills Vineyard. Named in honor of Pierre Pambrun, Walla Walla's First Citizen who led the Hudson's Bay trading post there and Founder, Jim Bernau's fifth grandfather, the wines will be made by Consulting Winemaker, Jon Meuret of Maison Bleue Winery. Meuret has produced some of the highest scoring Walla Walla wines. A tasting room and winery is planned for the vineyard with views overlooking the Walla Walla Valley and Blue Mountains.

Please join us as Winery Founders!

Preferred Stock at an offering price of $4.15 per share earning a 5.3% annual dividend. The maximum purchase per subscription is 1,205 shares ($5,000.75), the minimum 300 shares ($1,245). Share price will increase to $4.25 after September 30, 2015 (5.2% div.).

To obtain more information regarding the winery and an investment, please call 503-588-9463 or visit **www.wvv.com/ownership.**

Jim Bernau, Founder/CEO
Willamette Valley Vineyards
8800 Enchanted Way SE • Turner, OR 97392
503-588-9463 • stock.offering@wvv.com

WILLAMETTE VALLEY
VINEYARDS

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.

Free Writing Prospectus to Prospectus dated August 11, 2015 Filed Pursuant to Rule 433 Registration Statement No. 333-205174

Be a Part of Walla Walla's Wine Future!

(At this time, this offering has been registered for sale to Oregon and Washington residents only.)



Together we will...

...plant a vineyard at SeVein. Located on the Oregon side of the Walla Walla Valley, SeVein is a collection of some of the highest quality vineyard land in the world. A tasting room and winery is planned for the vineyard with views overlooking the Walla Walla Valley and Blue Mountains.

Please join us as Winery Founders!

Preferred Stock at an offering price of $4.15 per share earning a 5.3% annual dividend. The maximum purchase per subscription is 1,205 shares ($5,000.75), the minimum 300 shares ($1,245). Share price will increase to $4.25 after September 30, 2015 (5.2% div.).

To obtain more information regarding the winery and an investment, please call 503-588-9463 or visit **www.wvv.com/ownership.**

Jim Bernau, Founder/CEO
Willamette Valley Vineyards
8800 Enchanted Way SE • Turner, OR 97392
503-588-9463 • stock.offering@wvv.com

WILLAMETTE VALLEY
VINEYARDS

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll free 1-800-344-9463.